                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                   FORM 8-K


                                CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              OCTOBER 25, 1995



                          PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)


              DELAWARE                      0-9924              95-2492236
     (State or other jurisdiction        (Commission          (IRS Employer
          of incorporation)              File Number)       Identification No.)


       2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA                35223
        (Address of principal executive offices)                (Zip Code)


      Registrant's telephone number, including area code    (205) 879-9230


                                       N/A

          (Former name or former address, if changed since last report.)

Item 5.   OTHER EVENTS.



      On October 25, 1995, Registrant issued a press release with respect to its earnings which is attached hereto as Exhibit A.













                                           SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             PROTECTIVE LIFE CORPORATION


                             BY  /S/JERRY W. DEFOOR
                                 Jerry W. DeFoor
                                 Vice President and Controller

Dated: October 25, 1995

                                                          Exhibit A



October 25, 1995



FOR IMMEDIATE RELEASE


                PROTECTIVE LIFE CORPORATION ANNOUNCES EARNINGS



Protective Life Corporation (NYSE:PL) announced third quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was a record $.68 per share in the 1995 third quarter, a 11% increase over the $.61 per share last year. Consolidated net income for the third quarter of 1995 was $20.9 million or $.72 per share, compared to $18.7 million or $.68 per share reported for the 1994 third quarter. All prior period results have been restated to reflect a two-for-one stock split on June 1, 1995.

The Company's operating income was $1.98 per share in the first nine months of 1995, a 13% increase over the $1.76 per share reported for the first nine months of 1994. Consolidated net income in the first nine months of 1995 was $57.7 million or $2.03 per share, compared to $51.7 million or $1.89 per share last year.

At September 30, 1995, the Company's assets were $7.1 billion. Stockholders' equity per share was $15.79 (excluding $.79 per share of unrealized invest-ment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending September 30, 1995 was 17.9%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)